Exhibit 12.1

PEBBLEBROOK HOTEL TRUST
STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS
(In thousands, except ratios)

	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	For the period October 2, 2009 (inception) through December 31, 2009

Earnings
Add:
Pre-tax income (loss) from continuing operations before adjustment for income or loss from equity investees	$36,795	$22,404	$13,427	$(6,722)	$(147)
Fixed charges	50,768	34,643	25,269	1,688	—
Amortization of capitalized interest	—	—	—	—	—
Distributed income of equity investees	1,617	—	—	—	—
Company share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	—	—	—	—	—
Total Added Items	89,180	57,047	38,696	(5,034)	(147)
Subtract:
Interest capitalized	(206)	(236)	—	—	—
Preference security dividend requirements of consolidated subsidiaries	(22,969)	(17,841)	(10,427)	—	—
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	—	—	—	—	—
Total Earnings	$66,005	$38,970	$28,269	$(5,034)	$(147)

Fixed Charges
Add:
Interest expensed	$23,938	$13,532	$12,098	$1,225	$—
Interest capitalized	206	236	—	—	—
Amortized premiums, discounts and capitalized expenses related to indebtedness	(259)	1,400	1,555	415	—

	Estimate of interest within rental expense	3,914		1,634		1,189		48		—
	Total Fixed Charges	27,799		16,802		14,842		1,688		—
	Preference security dividend requirements of consolidated subsidiaries	22,969		17,841		10,427		—		—
	Combined Fixed Charges and Preferred Share Dividends	$50,768		$34,643		$25,269		$1,688		$—
	Ratio of Earnings to Fixed Charges and Preferred Share Dividends	1.30	(1)	1.12	(2)	1.12	(3)	—	(4)	—	(5)
	______________

(1)
The total amount of combined fixed charges and preferred share dividends for this period was approximately $50,768,000 and the total amount of earnings was approximately $66,005,000. As of December 31, 2013, we had 5,600,000 7.875% Series A Cumulative Redeemable Preferred Shares (“Series A Preferred Shares”), 3,400,000 8.00% Series B Cumulative Redeemable Preferred Shares (“Series B Preferred Shares”), and 4,000,000 Series C Cumulative Redeemable Preferred Shares ("Series C Preferred Shares") outstanding. Both the Series A Preferred Shares, Series B Preferred Shares, and Series C Preferred Shares preferred share dividends were included in fixed charges for the year ended December 31, 2013.

(2)
The total amount of combined fixed charges and preferred share dividends for this period was approximately $34,643,000 and the total amount of earnings was approximately $38,970,000. As of December 31, 2012, we had 5,600,000 Series A Preferred Shares and 3,400,000 Series B Preferred Shares outstanding. Both the Series A Preferred Shares and Series B Preferred Shares preferred share dividends were included in fixed charges for the year ended December 31, 2012.

(3)
The total amount of combined fixed charges and preferred share dividends for this period was approximately $25,269,000 and the total amount of earnings was approximately $28,269,000. On March 11, 2011, we issued 5,000,000 Series A Preferred Shares and preferred share dividends from that date through December 31, 2011 are included in fixed charges for this period. On July 12, 2011, we issued an additional 600,000 Series A Preferred Shares, and preferred share dividends from that date through December 31, 2011 are included in fixed charges for this period. On September 21, 2011, we issued 3,400,000 Series B Preferred Shares and preferred share dividends from that date through December 31, 2011 are included in fixed charges for this period.

(4)
Earnings for this period were less than zero. The total fixed charges amount for this period was approximately $1,688,000 and the total earnings amount was approximately $(5,034,000). The amount of the deficiency, or the amount of fixed charges in excess of earnings, was approximately $6,722,000. There were no preferred shares outstanding during this period.

(5)
Earnings for this period were less than zero. The total fixed charges amount for this period was $0 and the total earnings amount was $(147,000). The amount of the deficiency, or the amount of fixed charges in excess of earnings, was approximately $147,000. There were no preferred shares outstanding during this period.